Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Spherix Incorporated and Subsidiaries (the “Company”) on Form S-8 (333-210627), Form S-8 (333-197429), Form S-8 (333-187811), Form S-8 (333-185524), Form S-1 (333-218216), and Form S-3 (333-222488), of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 11, 2019, with respect to our audits of the consolidated financial statements  of the Company as of December 31, 2018 and 2017 and for the years then ended , which report is included in this Annual Report on Form 10-K of Spherix Incorporated for the year ended December 31, 2018.

/s/ Marcum llp

Marcum llp

New York, NY

March 11, 2019